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                                                                     EXHIBIT 23

                         CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Taitron Components Incorporated:


We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-94102) of Taitron Components Incorporated of our report dated February 11, 1998, relating to the balance sheets of Taitron Components Incorporated as of December 31, 1997 and 1996 and the related consolidated statements of operations, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of Taitron Components Incorporated.


                                       /s/ KPMG Peat Marwick LLP


Los Angeles, California
March 30, 1998